EX 99.28(p)(161) (UK)

INVESCO

UK CODE OF ETHICS

2011

 2011 Code of Ethics (UK)

CONTENTS

PAGE

1.	Statement of General Principles	3

2.	Material, Non-Public Information	4

3.	Personal Investing Activities, Pre-Clearance and Pre-Notification	6

4.	Trade Restrictions on Personal Investing	8

5.	Economic Opportunities, Confidentiality and Outside Directorships	11

6.	Client Investments in Securities Owned by Invesco Employees	13

7.	Reports	12

8.	Miscellaneous	14

APPENDICES
A.	Definitions	15

B.	Procedures to Deal	17

C.	Pre-Clearance of Personal Trade Authorisation Form	19

D.	Acknowledgement of Receipt of Revised Code of Ethics	22

E.	Annual Certification of Compliance with the Code of Ethics	23

F.	Types of Transactions in Invesco Shares: Pre-Clearance Guidance	26

This revised Code of Ethics Policy (‘the Code’) applies to all employees of all entities of Invesco UK (“Invesco”).  It covers the following topics:

•	Prohibitions related to material, non-public information;
•	Personal securities investing; and
•	Service as a director and other business opportunities.

This Code also imposes on employees certain restrictions and reporting obligations which are specified below.  Adherence to this Code, both letter and spirit, is a fundamental and absolute condition of employment with Invesco.

The following Invesco Policies are referred to in this Code of Ethics and the latest version of each of these Policies can be found on the Compliance Europe Intranet Site:-

•	Gifts, Benefits and Entertainment (Inducements) Policy;
•	Conflicts of Interest Policy;
•	Treating Customers Fairly Policy; and
•	Whilstleblowing Policy

It is appreciated that no Code of Ethics can address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest.  Every employee should be alert to any actual, potential or appearance of a conflict of interest with Invesco’s clients and to conduct himself or herself with good judgment.  Failure to exercise good judgment, as well as violations of this Code, may result in the imposition of sanctions on the employee, including suspension or dismissal.

1 STATEMENT OF GENERAL PRINCIPLES

1.1  As a fiduciary, Invesco owes an undivided duty of loyalty to its clients.  It is Invesco’s policy that all employees conduct themselves so as to avoid not only actual conflicts of interest with Invesco clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

1.2  The Code is designed to ensure, among other things, that the personal securities transactions of all employees are conducted in accordance with the following general principles:

1.2.1  A duty at all times to place the interests of Invesco’s clients first and foremost;

1.2.2  The requirement that all personal securities transactions be conducted in a manner consistent with this Code and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an employee's position of trust and responsibility; and

1.2.3  The requirement that employees should not take inappropriate advantage of their positions.

1.3  Invesco’s policy is to avoid actual or apparent conflicts of interest but, where they unavoidably occur, to record, manage, and disclose them to prevent abuse and protect our clients, employees and other counterparties.

1.4  Invesco does not make political contributions with corporate funds. No employees may, under any circumstances, use company funds to make political contributions, nor may you represent your personal political views as being those of the company.

1.5  Invesco seeks to do business with clients and suppliers on a fair and equitable basis. Employees may not accept or provide gifts, entertainment or other non-monetary benefits of an unreasonable value which could create a conflict with the duty owed to clients. Any limits imposed by our business unit's policies, local laws, or regulations with respect to the acceptance or provision of gifts, entertainment and non-monetary benefits must be complied with.

1.6  Legislation exists to protect employees who ‘blow the whistle’ about wrongdoing within the Firm.  This legislation encourages employees to raise concerns internally in the first instance. Invesco employees should feel able to raise any such concerns internally, confident that it will be dealt with

2011 Code of Ethics (UK)

properly and that all reasonable steps will be taken to prevent victimisation. If employees wish to report concerns anonymously they can call the Invesco Compliance Reporting Line.  The telephone number is 1-704-943-1136

1.7  It is Invesco UK policy, in the context of being an Asset Manager, to treat its customers fairly.

1.8  No employee should have ownership in or other interest in or employment by any outside concern which does business with Invesco Ltd.  This does not apply to stock or other investments in a publicly held company, provided that the stock and other investments do not, in the aggregate, exceed 5% of the outstanding ownership interests of such company.  Invesco Ltd may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management or the Board of Directors, as appropriate, concludes that such ownership interests will not adversely affect Invesco’s business interests or the judgment of the affected staff.

1.9  Employees are prohibited from using personal hedging strategies or remuneration or liability related contracts of insurance to undermine any risk alignment effects embedded in their remuneration arrangements.  This includes, for instance,  entering into an arrangement with a third party under which that third party will make payments directly, or indirectly, to the employee that are linked to, or commensurate with, the amounts by which the employee’s remuneration is subject to reductions arising from the implementation of the Capital Requirements Directive (CRD3) and the FSA’s Remuneration Code.

2  MATERIAL, NON-PUBLIC INFORMATION

2.1  Restriction on Trading or Recommending Trading Each employee is reminded that it constitutes a violation of law and/or Market Abuse regulations for any person to trade in or recommend trading in the securities of a company while in possession of material, non-public information concerning that company, or to disclose such information to any person not entitled to receive it if there is reason to believe that such information will be used in connection with a trade in the securities of that company.  Violations of law and regulations may give rise to civil as well as criminal liability, including the imposition of monetary penalties or prison sentences upon the individuals involved.  Tippees (i.e, persons who receive material, non-public information) also may be held liable if they trade or if they do not trade but pass along such information to others.

2.2  What is material, non-public information?  ‘Material information’ is any information about a company which, if disclosed, is likely to affect the market price of the company's securities or to be considered important by an average investor in deciding whether to purchase or sell those securities.  Examples of information which should be presumed to be "material" are matters such as dividend increases or decreases, earnings estimates by the company, changes in the company's previously released earnings estimates, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events which would be viewed as having materially altered the "total mix" of information available regarding the company or the market for any of its securities.  Further examples can be found in the FSA Market Abuse Handbook.

2.3  'Non-public information’, often referred to as ‘inside information,' is information that has not yet been publicly disclosed.  Information about a company is considered to be non-public information if it is received under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation.  Courts have held that fiduciary relationships exist between a company and another party in a broad variety of situations involving a relationship between a company and its lawyers, investment bankers, financial printers, employees, technical advisors and others.

2.4  Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release).  Someone with access to inside information may not "beat the market" by trading simultaneously with, or immediately after, the official release of material information.

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2.5  The responsibility of ensuring that the proposed transaction does not constitute insider dealing or a conflict with the interests of a client remains with the relevant employee and obtaining pre-clearance to enter into a transaction under Section 3.3 below does not absolve that responsibility.

2.6  Invesco is in a unique position, being privy to market research and rumours and being privy also to information about its clients which may be public companies.  Invesco employees must be aware and vigilant to ensure that they cannot be accused of being a party of any 'insider dealing' or market abuse situations.

2.7  In particular, the following investment activities must not be entered into without carefully ensuring that there are no implications of insider trading:

2.7.1 Trading in shares for a client in any other client of Invesco which is quoted on a recognised stock exchange.

2.7.2 Trading in shares for a client in a quoted company where Invesco:

i)  obtains information in any official capacity which may be price sensitive and has not been made available to the general public.

ii)  obtains any other information which can be substantiated in connection with a quoted company which is also both price sensitive and has not been made available to the general public.

2.7.3 Manipulation of the market through the release of information to regular market users which is false or misleading about a company.

2.7.4 Release of information about a company that would have the effect of distorting the market in such a way to be considered market abuse.

2.8  Reporting Requirement.  Whenever an employee believes that he or she may have come into possession of material, non-public information about a public company, he or she personally must immediately notify the Compliance Department and should not discuss such information with anyone else including Invesco employees and should not engage in transactions for himself or others, including Invesco clients.

2.9  Upon receipt of such information the Compliance Department will include the company name on the ‘IVZ Restricted list’ in respect of which no transactions may be entered into.  This list will be advised to the Equity dealing desk and no discussion will be entered into. Whenever an employee is aware of the reason why a company has been included on the IVZ Restricted list but nevertheless wishes to deal in a fund which contains the stock of that company, this must be notified to the European Director of Compliance to decide whether  the deal will be permitted,

2.10  Confidentiality.  No information regarding the affairs of any client of Invesco may be passed to anyone outside Invesco unless specifically requested by law, regulation or court order.  In any event, the Compliance and Legal Department must be consulted prior to furnishing such information.

2.11  Employees should maintain the confidentiality of information entrusted to them by the Company and their fellow employees. External publication or distribution of internal company information, policies or procedures is prohibited except when disclosure is properly authorised by the functional owner of the information or legally mandated. Employees should make all reasonable efforts to safeguard such information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on Invesco in its agreements with third parties

2.12  Sanctions.  Any employee who knowingly trades or recommends trading while in possession of material, non-public information may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal from Invesco.

2011 Code of Ethics (UK)

3  PERSONAL INVESTING ACTIVITIES, PRE-CLEARANCE AND PRE-NOTIFICATION REQUIREMENTS

3.1  Transactions covered by this Code All transactions in investments made for “Covered Accounts” are subject to the pre-clearance procedures, trading restrictions, pre-notification and reporting requirements described below, unless otherwise indicated.  For a list of the types of employee and other accounts which are “Covered Accounts”, please see the definition in Appendix A.

3.2  Transactions in the following investments ("Exempt Investments") are not subject to the trading restrictions or other requirements of this Code and need not be pre-cleared, pre-notified or reported:

3.2.1   Registered unaffiliated (e.g. Schroders) open ended Collective Investment Schemes [CIS] including; mutual funds, open-ended investment companies/ICVCs or unit trusts - but not closed-end funds, e.g. Investment Trusts; and

3.2.2   Securities which are direct obligations of an OECD country (e.g. US Treasury’s).

  Transactions which require pre-clearance or pre-notification

3.3  Pre-Clearance

3.3.1 Prior to entering an order for a Securities Transaction in a Covered Account, the employee must complete a Trade Authorisation Form set forth in Appendix C (also found on the Compliance Europe intranet site) and submit the completed form electronically to the UK Equity Dealers by e-mail to *UK- Invest. Dealers.

The Trade Authorisation Form requires employees to provide certain information and to make certain representations in connection with the specific securities transaction(s).

3.3.2 After receiving the completed Trade Authorisation Form, UK Equity Dealers will review the information set forth in the form and, as soon as practicable, will determine whether to clear the proposed Securities Transaction, subject to local requirements.

3.3.3 Once UK Equity Dealers have authorised the transaction, it is passed electronically to Compliance to complete the authorisation process – again this is conducted electronically by e-mail.  UK Equity Dealers will forward the authorised Form to *UK- Compliance Personal Share Dealing, who will then check the proposed transaction against the significant holdings/block list to ascertain whether or not the security in question has been blocked.

3.3.4 If satisfactory, then the Form will be authorised by Compliance and confirmation returned by e-mail to the individual, who will then be at liberty to deal through his or her broker within the designated timescales.

3.3.5 No order for a Securities Transaction for which pre-clearance authorisation is sought may be placed prior to the receipt of authorisation of the transaction by both the UK Equity Dealers and Compliance.  The authorisation and date and time of the authorisation must be reflected on the Trade Authorisation Form (see Appendix C).  The original of the completed form will be kept as part of Invesco’s books and records, and matched to the copy contract note (or equivalent) that the member of staff must ensure is sent by their broker to Invesco.

3.3.6 If an employee receives permission to trade a security or instrument, the trade must be executed by the close of business on the next business day, unless the local European Director of Compliance’s authorisation to extend this period has been obtained.

2011 Code of Ethics (UK)

3.3.7 Where an employee receives permission to buy or sell Invesco Limited ordinary shares on the basis of a limit or stop loss order, the pre-clearance remains valid for up to two weeks or until the trade takes place if this is sooner; if the trade does not take place within two weeks, employees must notify Compliance again and seek further pre-clearance to trade. If, during this period, employees gain non-public price sensitive information, they must notify compliance immediately and cancel the trade. For those employees who are members of the Blackout Group, normal Blackout restrictions continue to apply; therefore, any such limit or stop loss order which remains outstanding when a closed period starts must be cancelled by the employee. Where trades involving limit or stop loss orders are approved, further pre-clearance is required before these orders can be changed.

3.3.8 For any transaction to buy or sell Invesco Limited ordinary shares pre clearance needs only to be sought from Compliance.  The trade authorisation form which should be completed in the way detailed above and sent to *UK- Compliance Personal Share Dealing.

3.4  Pre-Notification

3.4.1  Transactions to buy or sell Venture Capital Trust ordinary securities or to buy, sell, switch or transfer holdings in UK ICVCs, GPR Funds or other affiliated schemes are subject to pre-notification directly to the Compliance Department regardless of whether the order is placed directly or through a broker/adviser.  The employee must complete the relevant sections of the Trade Authorisation Form which can be found in Appendix C (and on the Compliance Europe intranet site) and send it by e-mail to *UK- Compliance Personal Share Dealing.  Transactions are subject to the 60 day holding period requirements.

3.4.2  It will be necessary to send copies of contract notes (or equivalent) to the Compliance Department.  This must be done within 14 days of the transaction.

3.5  Transactions that do not need to be pre-cleared but must be reported. The pre-clearance requirements (and the trading restrictions on personal investing described below) do not apply to the following transactions:

3.5.1 Discretionary Accounts.  Transactions effected in any Covered Account over which the employee has no direct or indirect influence or control (a "Discretionary Account").  An employee shall be deemed to have "no direct or indirect influence or control" over an account only if all of the following conditions are met:

i)  investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the employee, or decisions for the account are made by a family member or significant other and not by, or in connection with, the employee;
ii)  the employee (and, where applicable, the family member or significant other) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or household member; and
iii)  the Compliance Department has determined that the account satisfies the foregoing requirements.

3.5.2 Governmental Issues  Investments in the debt obligations of Federal agencies or of state and municipal governments or agencies, (e.g. Essex Council Electricity Bond).

3.5.3 Non-Volitional Trades  Transactions which are non-volitional on the part of the employee (such as the receipt of securities pursuant to a stock dividend or merger).

2011 Code of Ethics (UK)

3.5.4 Automatic Transactions Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

3.5.5 Rights Offerings  Receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security.  Employees must, however, pre-clear transactions for the acquisition of such rights from a third party or the disposition of such rights.

3.5.6 Interests in Securities comprising part of a broad-based, publicly traded market basket or index of stocks, e.g. S & P 500 Index, FTSE 100, DAX.

3.5.7 Non-Executive Director’s transactions  Transactions in securities, except for Invesco Ltd shares and/or UK Investment Trusts and GPR Funds managed by Invesco, by non-executive Directors.

3.5.8  Note that all of the transactions described in paragraphs 3.5.1. to 3.5.7 while not subject to pre-clearance are nevertheless subject to all of the reporting requirements set forth below in paragraph 7.3.

4  TRADE RESTRICTIONS ON PERSONAL INVESTING

4.1All transactions in Covered Accounts which are subject to the preclearance requirements specified in this Code are also subject to the following trading restrictions:

4.1.1 Blackout Restrictions  Transactions in Covered Accounts generally will not be permitted during a specific period before and after a client account trades in the same security or instrument.

4.1.2 Blackout Periods An employee may not buy or sell, or permit any Covered Account to buy or sell, a security or any instrument:

i)  within three business days before or after the day on which any client account trades in the same security or instrument or in a security convertible into or exchangeable for such security or instrument (including options) on transactions other than those covered under the paragraph below, or

ii)  within two business days before or after the day on which a pro rata "strip" trade, which includes such security, is made for the purpose of rebalancing client accounts.

4.1.3   Blackout periods will no longer apply to equity and corporate bond transactions in “main index” constituents, i.e. FTSE 100, Dow Jones, etc, subject to a cost and proceeds limit of £25,000 per transaction for equities and £50,000 nominal per transaction for corporate bonds.  Normal blackout conditions will apply to transactions outside of these criteria.  If in any doubt please consult the European Director of Compliance.  On a case by case basis and at the discretion of the European Director of Compliance in consultation with the Chief Investment Officer, this limit may be relaxed.

4.1.4 Trades effected by Invesco for the account of an index fund it manages in the ordinary course of such fund's investment activity will not trigger the blackout period.  However, the addition or removal of a security from an index, thereby triggering an index fund trade, would cause employee trades in such security to be blacked-out for the seven prior and subsequent calendar days, as described above.

4.1.5 In the event there is a trade in a client account in the same security or instrument within a blackout period, the employee may be required to close out the position and to disgorge any profit to a charitable organisation chosen by the local Board of

2011 Code of Ethics (UK)

Directors; provided, however, that if an employee has obtained preclearance for a transaction and a subsequent client trade occurs within the blackout period, the Chief Executive Officer in consultation with the European Director of Compliance, upon a demonstration of hardship or extraordinary circumstances, may determine to review the application of the disgorgement policy to such transaction and may select to impose alternative restrictions on the employee's position.  The disgorgement of profits will only apply if the total profit exceeds £100 within the blackout period.

4.1.6 Invesco Ltd Shares Pre-clearance is required to buy or sell Invesco Ltd Shares.  For staff who have been advised that they are part of the ‘Blackout Group’, permission will not be given during a’ closed period'.

Persons within the Blackout Group are determined on a quarterly basis and will be notified that they have been added to or removed from the list.

In line with the Invesco Insider Trading Policy, the ‘closed periods’ for each quarter commence on 15 March, 15 June, 15 September and 15 December respectively and end on the second business day following the Company’s issue of the relevant earnings release.

Full details of the Invesco stock transaction Pre-Clearance Guide and restrictions for all employees of Invesco can be found in Appendix F.

4.1.7 Invesco Investment Trusts Staff dealing in Invesco Investment Trusts will also be subject to closed periods as dictated by each of the Trusts.

4.1.8 UK ICVCs and other affiliated schemes will be subject to the Short Term Trading restrictions (60 day rule - see 4.1.9).  The preferential rate of sales charge allowed to staff will be withdrawn in circumstances where it is apparent that the employee has traded on a short term basis in those shares i.e. where previous transactions by that person have resulted in the short term holding of those investments.  Shares of UK ICVCs and affiliated schemes will not be accepted for redemption if the funds themselves are closed for redemption due to the effects of subsequent market or currency movements.

4.1.9 Short Term Trading Profits It is Invesco’s policy to restrict the ability of employees to benefit from short-term trading in securities and instruments.  Employees must disgorge profits made on the sale by an employee of any security or instrument held less than 60 days and will not be permitted to purchase any security or instrument that has been sold by such employee within the prior 60 days.  Employees are required to disgorge profits made on the sale in a Covered Account within the 60 days period.  Exceptions may be granted by the Compliance Department on a case by case basis.  This policy applies to trading in all types of securities and instruments, except where in a particular case the European Director of Compliance in consultation with the Chief Executive Officer has made a specific finding of hardship and it can be demonstrated that no potential abuse or conflict is presented (for example, when an employee's request to sell a security purchased within 60 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the security was not held in client accounts). This section (4.1.9) will not apply to Financial Spread Betting transactions which have been approved under the Exceptions section (4.1.16) of this Policy.

4.1.10 Initial Public Offerings  No employee may purchase or permit any Covered Account to purchase a security offered pursuant to an initial public offering, except in a Venture Capital Trust, wherever such offering is made.  However where the public offering is made by a Government of where the employee is resident and different amounts of the offering are specified for different investor types e.g. private and institutional, the European Director of Compliance may allow such purchases after consultation with the local Chief Executive Officer or his designee.

4.1.11 Privately-Issued Securities  Employees may not purchase or permit a Covered Account to purchase or acquire any privately-issued securities, other than in

2011 Code of Ethics (UK)

exceptional cases specifically approved by the local Chief Executive Officer (e.g. where such investment is part of a family-owned and operated business venture that would not be expected to involve an investment opportunity of interest to any Invesco client).  Requests for exceptions should be made in the first instance to the European Director of Compliance.

4.1.12 Employees, however, may invest in interests in private investment funds (i.e. hedge funds) that are established to invest predominantly in public securities and instruments, subject to the pre-clearance procedures, trading restrictions and reporting requirements contained in this Code.  Employees may also invest in residential co-operatives and private recreational clubs (such as sports clubs, country clubs, luncheon clubs and the like) for their personal use; such investments are not subject to the pre-clearance procedures, trading restrictions and reporting requirements unless the employee's investing is part of a business conducted by the employee.  Such ownership should be reported to the European Director of Compliance.

4.1.13 Short Sales  An employee may not sell short a security unless this is specifically related to personal taxation issues.  Requests for exceptions should be made to the European Director of Compliance.

4.1.14  Financial Spread Betting  Employees may not enter into Financial Spread betting arrangements unless they have applied in writing to do so under the Exceptions section of this Policy (4.1.16) and have received written confirmation that this is permitted. Exceptions will not be granted for Financial Spread Betting on single stocks but, depending on the circumstances, spread betting on Exchange Rates, Main Indices and Government Bonds may be allowed on an exceptions basis.

4.1.15 Futures  Employees may not write, sell or buy exchange-traded futures, synthetic futures, swaps and similar non-exchange traded instruments.

4.1.16 Exceptions  The Chief Executive Officer or his designee in consultation with the European Director of Compliance may, on a case by case basis, grant exceptions from these trading restrictions upon written request. Any exceptions granted will be reported to the local Board of Directors at least annually.

5  ECONOMIC OPPORTUNITIES, CONFIDENTIALITY AND OUTSIDE DIRECTORSHIPS

5.1 In order to reduce potential conflicts of interest arising from the participation of employees on the boards of directors of public, private, non-profit and other enterprises, all employees are subject to the following restrictions and guidelines:

5.1.1 An employee may not serve as a director of a public company without the approval of the European Director of Compliance.

5.1.2 An employee may serve on the board of directors or participate as an adviser or otherwise, or advisers of a private company only if:

(i)  client assets have been invested in such company and having a seat on the board would be considered beneficial to our clients interest; and

(ii)  service on such board has been approved in writing by the European Director of Compliance.  The employee must resign from such board of directors as soon as the company contemplates going public, except where the European Director of Compliance has determined that an employee may remain on a board.  In any event, an employee shall not accept any compensation for serving as a director (or in a similar capacity) of such company; any compensation offered shall either be refused or, if unable to be refused, distributed pro rata to the relevant client accounts.

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5.1.3 An employee must receive prior written permission from the European Director of Compliance or his designee before serving as a director, trustee or member of an advisory board of either:

(i)  any non-profit or charitable institution; or

(ii)  a private family-owned and operated business.

5.1.4 An employee may serve as an officer or director of a residential co-operative, but must receive prior written permission from the European Director of Compliance before serving as a director if, in the course of such service, he or she gives advice with respect to the management of the co-operative's funds.

5.1.5 If an employee serving on the board of directors or advisers of any entity comes into possession of material, non-public information through such service, he or she must immediately notify the European Director of Compliance.

5.1.6 An Invesco employee shall not take personal advantage of any economic opportunity properly belonging to an Invesco Client or to Invesco itself.  Such opportunities could arise, for example, from confidential information belonging to a client or the offer of a directorship. Employees must not disclose information relating to a client’s intentions, activities or portfolios except:

i)  to fellow employees, or other agents of the client, who need to know it to discharge their duties; or

ii)  to the client itself.

5.1.7 Employees may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the employee or Invesco.

5.1.8 If an employee or immediate family member stands to materially benefit from an investment decision for an Advisory Client that the employee is recommending or participating in, the employee must disclose that interest to persons with authority to make investment decisions and to the European Director of Compliance.  Based on the information given, a decision will be made on whether or not to restrict the employee’s participation in causing a client to purchase or sell a Security in which the employee has an interest.

5.1.9 An employee must disclose to those persons with authority to make investment decisions for a Client (or to the European Director of Compliance if the employee in question is a person with authority to make investment decisions for the Client), any Beneficial Interest that the employee (or immediate family) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the employee (or immediate family) or the appearance of impropriety.  The person to whom the employee reports the interest, in consultation with the European Director of Compliance, must determine whether or not the employee will be restricted in making investment decisions.

6 CLIENT INVESTMENTS IN SECURITIES OWNED BY INVESCO EMPLOYEES

6.1 General principles In addition to the specific prohibitions on certain personal securities transactions as set forth herein, all employees are prohibited from:

6.1.1 Employing any device, scheme or artifice to defraud any prospect or client;

6.1.2 Making any untrue statement of a material fact or omitting to state to a client or a prospective client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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6.1.3 Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any prospect or client;

6.1.4 Engaging in any manipulative practice with respect to any prospect or client; or

6.1.5   Revealing to any other person (except in the normal course of his or her duties on behalf of a client) any information regarding securities transactions by any client or by Invesco,

6.1.6   Revealing to any other person (except in the normal course of his or her duties on behalf of a client) the consideration of any securities transactions  by any client or by Invesco.

7  REPORTS

7.1In order to implement the general principles, restrictions and prohibitions contained in this Code, each Employee is required to provide the following:

7.2Initial Certification and Schedules.  This Code forms part of an employee's contract of employment and any breach may be grounds for disciplinary action up to and including summary dismissal.

7.2.1 On commencing employment at Invesco, each new employee shall receive a copy of the Code via electronic means and will be expected to confirm that they understand and accept this Code within their first month of employment.(See Appendix D).

7.2.2 New employees are also required on commencement of employment to provide the following to the Compliance Department:

(i)   a list of all Covered Accounts; and
(ii) details of any directorships (or similar positions) of for-profit, non-profit and other enterprises.

7.3 Confirmations Each employee shall cause to be provided to the Compliance Department, where an outside broker undertakes the transaction, duplicate copies of confirmations of all transactions in each Covered Account.

7.4 Annual Certification All employees are required to confirm their understanding of and adherence to the Code of Ethics on an annual basis. (See Appendix E).

7.4.1 Annual acceptance of the Code is normally submitted electronically and requires the employee to provide an up-to-date list of:

i)   all Covered Accounts/securities;
ii)  directorships (or similar positions) of for-profit, non-profit and other enterprises;
iii) trades undertaken for which contract notes/confirmations have not been provided to the Compliance Department;
iv)  potential conflicts of interest identified which have not yet been reported to the Compliance Department; and
v)  potential Treating Customers Fairly issues identified which have not yet been reported to the Compliance Department.

7.4.2 With respect to Discretionary Accounts, if any, certifications that such employee does not discuss any investment decisions with the person making investment decisions; and

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7.4.3 With respect to any non-public security owned by such employee, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar year.

7.5 Exempt Investments  Confirmations and periodic reports need not be provided with respect to Exempt Investments, (see 3.2).

7.6 Disclaimer of Beneficial Ownership  Any report required under this Code may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct and indirect beneficial ownership of the security to which the report relates.

7.7 Annual Review  The European Director of Compliance will review the Code as necessary, in light of legal and business developments and experience in implementing the Code, and will prepare a report to the relevant Executive Committee that:

7.71  summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year,

7.7.2  identifies any violations requiring significant remedial action during the past year, and

7.7.3  identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations

8  MISCELLANEOUS

8.1 Interpretation The provisions of this Code will be interpreted by the European Director of Compliance.  Questions of interpretation should be directed in the first instance to the European Director of Compliance or his/her designee or, if necessary, with the Compliance Officer of another Invesco entity.  The interpretation of the European Director of Compliance is final.

8.2 Sanctions If advised of a violation of this Code by an employee, the local Chief Executive Officer (or, in the case of the local Chief Executive Officer, the local Board of Directors) may impose such sanctions as are deemed appropriate.  Any violations of this Code and sanctions therefore will be reported to the local Board of Directors at least annually.

8.3 Effective Date  This revised Code shall become effective as of 1 March 2011.

2011 Code of Ethics (UK)

APPENDIX A

DEFINITIONS

1. ‘Advisory Client’ means any client (including both investment companies and managed accounts) for which Invesco serves as an investment adviser, renders investment advice, or makes investment decisions.

2 ‘Beneficial Interest’ means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships and trusts.

3 ‘Covered Accounts‘ means:

3.1 any account/securities held by you, or your family, while an employee;

3.2 accounts/securities held by you for the benefit of your spouse, significant other, or any children or relatives who share your home;

3.3 accounts/securities for which you have or share, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise:

(i) voting power (which includes power to vote, or to direct the voting of, a security), or

(ii) investment power (which includes the power to dispose, or to direct the disposition) of a security; or

3.4 accounts/securities held by any other person to whose support you materially contribute or in which, by reason of any agreement or arrangement, you have or share benefits substantially equivalent to ownership, including, for example:

(i) arrangements (which may be informal) under which you have agreed to share the profits from an investment, and

(ii) accounts maintained or administered by you for a relative (such as children or parents) who do not share your home.

3.5 Families include husbands and wives, significant other, sons and daughters and other immediate family only where any of those persons take part in discussion or passing on of investment information.

4. ‘Employee’ means a person who has a contract of employment with, or employed by, Invesco UK or any associated Invesco Company within Europe; including consultants, contractors or temporary employees.

5. ‘Equivalent Security’ means any Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds and other obligations of that company.

6. ‘Fund’ means an investment company for which Invesco serves as an adviser or subadviser.

7. ‘High quality short-term debt instruments’ means any instrument having a maturity at issuance of less than 366 days and which is treated in one of the highest two rating categories by a Nationally Recognised Statistical Rating Organisation, or which is unrated but is of comparable quality.

8. ‘Independent Fund Director’ means an independent director of an investment company advised by Invesco.

9. ‘Initial Public Offering’ means any security which is being offered for the first time on a Recognised Stock Exchange.

2011 Code of Ethics (UK)

10. ‘Open-Ended Collective Investment Scheme’ means any Open-ended Investment Company, US Mutual Fund, UK ICVC or Irish Unit Trust, Luxembourg SICAV, French SICAV or Bermuda Fund.

11. ‘Securities Transaction’ means a purchase of or sale of Securities.

12. ‘Security’ includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

13. “UK ICVC and affiliate schemes” defined as all UK domiciled retail Invesco ICVCs, all Invesco Continental European domestic ranges and all Invesco Ireland and Luxembourg SICAVs and Unit Trusts.

14. “Main Index” defined as a member of the FTSE 100 or equivalent.  The equivalency will be determined by the European Director of Compliance on a case by case basis.

2011 Code of Ethics (UK)

APPENDIX B

Procedures to deal for Invesco UK

1  The procedures to deal are as follows:

A: Obtain the UK Pre-Clearance Trade Authorisation Form from the Compliance Europe Intranet site homepage.

B: Complete Trade Authorisation Form noting:

i)  permission sought to either buy or sell;
ii)  the amount in shares or currency;
iii)  is the transaction an Invesco ICVC/ISA/GPR or affiliated scheme – yes or no – if yes, then you will have to submit your pre-clearance form to *UK- Compliance Personal Share Dealing  e-mail group – if no, then pre-clearance is not required;
iv)  type of security;
v)  name of company or other;
vi)  date of request to deal;
vii)  name of beneficial owner; and
viii)  address of beneficial owner.

Then complete each of the questions in connection with the transaction you require completed – “yes” or “no” answers will be required.

C: For Venture Capital Trust ordinary securities or for Invesco ICVC/ISA/GPR Trades, you should now only complete section Two. Once you have answered both questions, the pre-clearance form must be submitted to the e-mail *UK- Compliance Personal Share Dealing - Compliance will review the prospective transaction and revert to you by e-mail.  Once you have received this confirmation e-mail you are free to deal.  However, the trade must be completed by the end of the next business day from the date of confirmation.

If you wish to sell/buy Invesco shares you should complete Section two as noted above.

D: For Equity, Bond or Warrant deals, obtain pre-clearance to deal from the UK Investment Dealers by submitting the completed pre-clearance form by e-mail to - *UK- Invest. Dealers.

E: Once the UK Investment Dealers have authorised the pre-clearance form, they will send the form on by e-mail to *UK- Compliance Personal Share Dealing for additional authorisation.

Once Compliance have completed their checks, they will authorise the pre-clearance form and send back to the originator.  The originator then has until close of business the day after pre-clearance is granted to deal.  If dealing is not completed in this time frame, then additional pre-clearance MUST be sought via the same process.

APPENDIX B

2011 Code of Ethics (UK)

F:
Once authority has been granted from the UK Investment Dealers and Compliance, the originator must also send a copy of the completed form to Elaine Coleman in Henley Compliance, who will enter the authority in the Personal Share Dealing Register.

G:	A copy of the contract note (or equivalent) must also be sent to Compliance.

NB
Permission to deal will not be granted retrospectively.  Deals undertaken without permission will be brought to the European Director of Compliance’s attention, by a review of the personal share dealing register, for discussion with the person concerned.

2011 Code of Ethics (UK)

APPENDIX C

2011 Code of Ethics (UK)

STEP 2: COMPLETE EITHER SECTION B OR C BELOW AS INSTRUCTED ABOVE AND READ INSTRUCTIONS CAREFULLY

Section B - Venture Capital Trusts(VCTs); INVESCO and Invesco Perpetual ICVC/ISA/PEP/Mutual Fund/GPR Fund Trades *(Complete this section if directed by Section A above.)*

Step 3: Answer the questions below. If you are unable to change the answers to "N" please press the enter button and try again. If this does not work then you may not have enabled macros when opening the form and you should close the form and start again.

1. Are you aware of any recent (within 24 hours) dilution adjustments made against the fund(s) covered? (•) Yes ( ) No

2. Have you or any account covered by the pre-authorisation provisions of the Code purchased or sold these securities (or equivalent securities) in the prior 60 days? (•) Yes ( ) No

Step 4 E-mail to: *UK- Compliance Personal Share Dealing

		Date:	Time:
Compliance			

Step 5: Compliance will review and revert by e-mail. You can now trade. The trade must be completed by the end of the next business day from the date of this confirmation. For UK and Ireland staff please ensure copy contract notes are forwarded to Elaine Coleman. For Continental European Staff contract notes should be provided to their local Compliance representative.

Section C - Equity, Bonds, Warrants etc

Step 3: Answer the questions below. If you are unable to change the answers to "N" please press the enter button and try again. If this does not work then you may not have enabled macros when opening the form and you should close the form and start again.

1 Do you, or to your knowledge does anyone at INVESCO, possess material non-public information regarding the security or the issuer of the security? (•) Yes ( ) No

2 To your knowledge are the securities (or equivalent securities) being considered, for purchase or sale by one or more accounts managed by INVESCO? (•) Yes ( ) No

3 Have you or any account covered by the pre-authorisation provisions of the Code purchased or sold these securities (or equivalent securities) in the prior 60 days? (•) Yes ( ) No

4 Are the securities being acquired in an initial public offering? (•) Yes ( ) No

5 Are the securities being acquired in a private placement? If so, please provide a written explanation on a separate sheet of paper. (•) Yes ( ) No

STEP 4: UK & Ireland staff e-mail to: *UK- Invest. Dealers
Continental European staff e-mail to: *UK- Compliance Personal Share Dealing

Authorised by:		Date:	Time:
Investment Dealers			

Investment Dealers are signing off to confirm that the securities in question have not been traded in the last three days (unless the deal is <£25,000 and a main index constituent) and there are no outstanding orders.

Page 2

STEP 5: Investment Dealers will forward the deal to UK Compliance. Compliance will approve or reject items back to the applicant.

Compliance			

Compliance sign off is given for securities deals on the basis that section 3 questions have been answered 'No' and there would be no breach of FSA rules/INVESCO's fiduciary duty by the trade being executed and evidencing checking of CRD based restrictions controlled by Compliance Administration.

Step 6: Once authorisation has been received from Dealers and Compliance you can place the trade by the end of the next business day without further approval. All UK & Ireland staff must provide a copy of the contract note to Elaine Coleman, Compliance Department, Henley. Continental European staff must provide copy contract notes to their local Compliance representative.

2011 Code of Ethics (UK)

2011 Code of Ethics (UK)

APPENDIX D

ACKNOWLEDGMENT OF RECEIPT
OF INVESCO UK REVISED CODE OF ETHICS

Only complete this version of the Annual Acknowledgement where you are unable to complete the electronic version.

I acknowledge that I have received the Invesco Code of Ethics dated 1 March 2011, and represent that:

1.	In accordance with Section 7 of the Code of Ethics, I will fully disclose the Securities holdings in Covered Accounts*

2.
In accordance with Section 3 of the Code of Ethics, I will obtain prior authorisation for all Securities Transactions in each of my Covered Accounts except for transactions exempt from pre-clearance under Section 3 of the Code of Ethics*

3.
In accordance with section 7 of the Code of Ethics, I will report all Securities Transactions in each of my Covered Accounts except for transactions exempt from reporting under Section 3 of the Code of Ethics.

4.	I will comply with the Code of Ethics in all other respects.

 Signature

Print Name

Date:

*Representations Nos: 1 and 2 do not apply to Independent Fund Directors

2011 Code of Ethics (UK)

APPENDIX E

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE INVESCO CODE OF ETHICS

To be completed by all Employees following the end of each calendar year - only complete this version of the Annual Certification where you are unable to complete the electronic version.

I hereby certify that, with respect to the calendar year ending on 31 December, 2010 (the ‘Calendar Year), I have reported to Invesco all Securities Transactions in respect of each of my Covered Account(s). I further certify that I have reviewed the attachments hereto and confirm that:
a)	Sections A & B contain a complete list of Covered Account(s) as well as a complete list of my directorships, advisory board memberships and similar positions;
b)	Section C contains a complete list of trades, other than Exempt Investments, in my Covered Account(s) during the Calendar Year for which contract notes/confirmations have not been forwarded;
c)	Sections D & E contain details of any potential Conflicts of Interest and Treating Customers Fairly issues identified during the year but not yet reported.

I further certify that:

a)
For any of my Covered Accounts which have been approved by the Compliance Department as a Discretionary Account(s) (which have been identified on Section A with an ‘E’ prefix), that I have not exercised investment discretion or influenced any investment decisions and that I will not exercise investment discretion or influence any potential investment decisions with such Discretionary Account(s);

b)
As appropriate, I have identified on Section A hereto those Covered Accounts which contain open-ended Collective Investment Schemes/Investment Companies shares only but for which account statements and confirms are not and have not been provided and hereby confirm that all securities transactions in these accounts are and will be limited exclusively to transactions in shares of open-ended Collective Investment Schemes;

c)
For any privately-issued security held by me or my Covered Account(s), I will inform the Compliance Department upon learning that any issuer has either changed its name or has issued or proposed to issue any class of security to the public;

d)	I have complied with the requirements of the Conflicts of Interest Policy, the Gifts, Benefits and Entertainment (Inducements) Policy; and the Treating Customers Fairly Policy;
e)	I have not used personal hedging strategies or remuneration or liability related insurance contracts to undermine any risk alignment effects embedded in my remuneration arrangements; and
f)	I have received a copy of and understand the Code in its entirety and acknowledge that I am subject to its provisions. I also certify that I have complied and will comply with its requirements;

To the extent that any of the attached Schedules contain inaccurate or incomplete information, I have noted and initialled the change directly on the Schedule and returned this certification along with all Schedules to the Compliance Department.  Capitalised terms used herein without definition shall have the meanings given to them in the Code.

 Signature

Print Name

Date:

UPON YOUR FULL REVIEW AND EXECUTION, PLEASE RETURN THE ENTIRE PACKAGE IMMEDIATELY TO THE COMPLIANCE DEPARTMENT IN HENLEY

2011 Code of Ethics (UK)

APPENDIX E

Annual Certificate of Compliance with THE INVESCO CODE OF ETHICS

Section A - COVERED ACCOUNTS
The following is a list of Covered Accounts subject to the Invesco Code of Ethics:

Section B - Directorships, Advisory Board Memberships and Similar Positions held
The following is a list of directorships, advisory board memberships and similar positions that I hold:

2011 Code of Ethics (UK)

APPENDIX E

Annual Certificate of Compliance with THE INVESCO CODE OF ETHICS

Section C – Trades
The following is a list of trades undertaken during the period for which contract notes/confirmations have not been forwarded:

Section D -  Conflicts of Interest
The following is a list of potential conflicts of interest I have identified during the course of the year and not already reported to the Compliance Department:

Section E – Treating Customers Fairly (TCF)
The following is a list of potential TCF issues I have identified during the course of the year and not already reported via the TCF Scorecards:

2011 Code of Ethics (UK)

APPENDIX F

Type of Transaction in IVZ	Pre Clearance	Basis for Approval	Quarterly Reporting of Transactions	Annual Report of Holdings
- Open market purchases & sales - Transactions in 401(k) plan	Yes European Director of Compliance	Not permitted in blackout periods.	Yes European Director of Compliance	Yes European Director of Compliance
Exercise of Employee Stock Options when same day sale • Rec’d when merged w/ Invesco • Options for Stock Grants • Options for Global Stock Plans • Options for Restricted StkAwards	Yes IVZ Company Secretarial	Not permitted in closed periods for those in the ‘Blackout Group’. Option holding period must be satisfied.	Yes European Director of Compliance	n/a

Sale of Stocks Exercised and held until later date.  Options Exercised will have been received as follows:

• Rec’d when merged w/ Invesco
• Options for Stock Grants
• Options for Global Stock Plans
• Options for Restricted StkAwards

	Yes European Director of Compliance	Not permitted in closed periods for those in the ‘Blackout Group’. Stock holding period must be satisfied.	Yes European Director of Compliance	Yes European Director of Compliance
Sale of Stock Purchased through Sharesave	Yes European Director of Compliance	Not permitted in closed periods for those in the ‘Blackout Group’.	Yes European Director of Compliance	Yes European Director of Compliance
Sale of Stock Purchased through UK SIP	Yes European Director of Compliance	Not permitted in closed periods for those in the ‘Blackout Group’.	Yes European Director of Compliance	Yes European Director of Compliance

1) Open market purchases/sales - Pre-clearance to deal is required from Compliance, no dealing is permitted during close periods for those in the ‘Blackout Group’. Details of closed periods are posted to the intranet site by Company Secretarial.

2) Employee Stock Options (a) exercise/same day sale - authorisation of the Option is granted by Company Secretarial Department and signed by Trustees of the Scheme.
3) Employee Stock Options (b) exercise/take possession/subsequent day sale - same as above, except that individual would pay for the shares and pay tax.  The stock would then be lodged in the employee share service arrangement - then if subsequent disposal was sought the normal pre-clearance process would apply (pre-clearance from Compliance - no dealing during closed periods for ‘Blackout Group’ members).

4) Stock Grants (Global Stock Plans) - Awards made yearly, stock would be purchased through Company Secretarial and held for three years.  After three years elect to keep the shares or distribute - stock would be transferred to employee share service arrangement with normal pre-clearance/closed period requirements.

5) Employees who receive IVZ stock when their company is purchased by IVZ - stock distribution as part of the transaction to buy the Company concerned.  Stock would be issued to the individual concerned and, depending on the terms of the deal, may be required to be held for a period.  Stock would be transferred into the employee share service, and subject to terms of the Company deal would then follow normal pre-clearance/close period guidelines.

6) Restricted Stock Awards - similar to stock grants as above - except tax not paid initially - pre-clearance from Compliance and closed period restrictions apply.
7) Transactions in IVZ stock via 401(k) plan - Transaction no different to open market purchases - pre-clearance required, dealing in closed periods no allowed.
8) Sharesave - If share save is exercised then stock would be placed into employee share service arrangement.  Then if individual sells they go through normal pre-clearance and closed period process. Special rules may be brought in at share save anniversary dates.  These will be communicated as appropriate.

9) UK SIP - A UK SIP is open to UK employees - which is a tax efficient way of purchasing shares on a monthly basis.  The shares must be held for 5 years from initial purchase date - sell before and then tax would be paid.  If you sell after the five year period, then normal pre-clearance and closed period restrictions would apply.

2011 Code of Ethics (UK)